Exhibit 10.2

SEPARATION AGREEMENT
NOTICE: READ BEFORE YOU SIGN!
This agreement contains a RELEASE. We advise that you consult an ATTORNEY.
THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into by and between James Hagedorn (“Executive”) and The Scotts Company LLC (“Company”) (collectively, the “Parties”);
WHEREAS, Executive’s employment with Company terminated effective June 26, 2026 (the “Termination Date”); and
WHEREAS, Executive is subject to that certain Executive Severance Agreement, dated as of December 11, 2013 (the “Severance Agreement”), the benefits of which are only available following the “Effective Date” of this Agreement (as described in Section 6 below).
NOW THEREFORE, in exchange for and in consideration of the promises and covenants contained herein, along with other good and valuable consideration, the receipt of which is expressly acknowledged hereby, the parties agree as follows:
1.Termination of Employment and Resignation. Executive is hereby terminated as an employee of the Company and as an executive of Scotts Miracle-Gro Company (“SMG”) with Executive’s last day of employment with Company and service with SMG being the Termination Date. By signing this Agreement, Executive hereby resigns from the Board of Directors of SMG effective as of the Termination Date. Executive hereby resigns from any director or employee or officer positions which he holds with SMG, the Company, or any of their subsidiaries, or any affiliates of those entities, on a consolidated basis, with SMG or the Company (collectively, the “Company Group”) or which he otherwise currently holds at the request of or as a representative of any member of the Company Group.
2.Severance Benefits. The Parties agree that Executive has been separated from service without “Cause” (as defined in the Severance Agreement) giving rise to the payment of certain “Severance Payments” (as defined in the Severance Agreement and modified by this Agreement), non-compete payments under the Severance Agreement (as provided herein), and additional payments and benefits described in this Section 2, and Executive is only entitled to such payments and benefits following the Effective Date of this Agreement (as described in Section 6 below). Executive’s receipt of this Agreement shall serve as a “Notice of Termination” as described in the Severance Agreement. Other than with respect to the modification of the Severance Payments as described below and the terms of Section 1 of this Agreement, which supersedes Section 3.3 of the Severance Agreement, the terms of the Severance Agreement that are applicable in the event of a termination without “Cause” shall survive execution of this Agreement and are hereby incorporated by reference (including, without limitation, Sections 3.4, 3.5 and 3.6 thereof).

In exchange for Executive’s execution of this Agreement, the Company agrees to provide Executive with the following (collectively, the “Severance Benefits”):
2.1In lieu of the Severance Payments provided for under Section 3.1 of the Severance Agreement, the Company shall pay Executive: (i) an amount equal to $17,400,000 less the aggregate amount of Executive’s accrued benefit as of the Termination Date under each of Company’s Associates’ Pension Plan and Excess Pension Plan (the “Company Pension Plans”), paid in equal monthly installments over a period of twelve (12) months at the time of and consistent with the Company’s standard payroll practices for each calendar month during such period, beginning in the calendar month immediately following the month in which the Effective Date occurs, and (ii) a lump sum payment of $150,000, less applicable withholdings, that Executive may utilize to retain administrative support for any of Executive’s business activities following the Termination Date, which shall be paid on the first regular payroll date of the Company following the Effective Date (the payments described in (i) and (ii), the “Cash Severance”). Each portion of the Cash Severance Payments shall be paid less applicable withholding taxes. For avoidance of doubt, following the Termination Date, Executive’s accrued benefits under the Company Pension Plans will be paid to Executive in accordance with the terms and conditions of the Company Pension Plans.
2.2During the twelve (12) month period immediately following the Termination Date, the Company shall provide Executive with up to $500,000 worth of aircraft support services (fuel, scheduling, piloting, maintenance and other services consistent with past practice) to support Executive’s personal use of his existing Cessna Citation 525C aircraft, with such support to be provided under to-be-agreed-upon procedures to accommodate efficient and reasonable access to such services, recognizing the Company’s business-use priority. All costs incurred by the Company shall be calculated based on the direct operating cost of those services to the Company, including allocated labor costs. Company shall impute income to Executive for such support services on a basis consistent with any then-appliable law and otherwise consistent with such imputation for similar services provided to Executive before the date hereof, and Executive agrees that Company will add the value of those services to the Executive’s W-2 statement or if applicable Form 1099 for tax purposes. The Executive, and not the Company, is responsible for the payment of taxes on the value of the airplane services, except that, to the extent required by law, the Company may withhold all required taxes associated therewith from the Cash Severance amounts otherwise payable to Executive hereunder.
2.3In accordance with Section 3.7 of the Severance Agreement, the Company shall pay Executive $3,600,000, less applicable tax withholdings, in equal monthly installments over a period of thirty-six (36) months at the time of and consistent with the Company’s standard payroll practices for each calendar month during such period, beginning in the calendar month immediately following the month in which the Effective Date occurs (the “Non-Compete Payments”).

2.4For the avoidance of doubt, Executive’s outstanding SMG stock options (“Stock Options”) and performance units (“Performance Units”) shall be treated in accordance with the “retirement” treatment set forth in the applicable award agreements governing such awards, a summary of which is as follows:
(i)any outstanding and unvested Stock Options granted to Executive (including those granted on each of November 16, 2023, November 8, 2024 and January 30, 2026) will become fully vested on the Effective Date and will remain outstanding and exercisable until the original expiration date of each such Stock Option, and all of Executive’s outstanding Stock Options that vested prior to the Termination Date shall remain outstanding and exercisable until the original expiration date of each such Stock Option; and
(ii)with respect to any outstanding and unvested SMG performance units (“Performance Units”) (and their related dividend equivalents) (including those granted to Executive on February 16, 2024, January 31, 2025 and January 26, 2026), the service requirement applicable to such Performance Units shall be deemed satisfied on the Effective Date and such Performance Units shall remain outstanding and eligible to vest and settle, subject to the satisfaction of the applicable performance goals and other terms and conditions of such award agreements, all in accordance with the original vesting schedules set forth in the applicable award agreements governing such Performance Units.

Executive acknowledges and agrees that (x) the Cash Severance provided under Section 2.1 of this Agreement is in lieu of the “Severance Payments” provided for in the Severance Agreement, and shall be the only cash severance paid by or on behalf of Company, and no interest on this amount shall be paid, and (y) the Non-Compete Payments provided under Section 2.3 of this Agreement are in satisfaction of Company’s requirement to provide the “Non-Compete Payment” under Section 3.7 of the Severance Agreement (and, therefore, these amounts are not in addition to the Non-Compete Payment under the Severance Agreement, and shall be the only non-compete amount paid by or on behalf of Company), and no interest on this amount shall be paid. Executive acknowledges and agrees that he is not entitled to any other severance and/or non-compete benefits under the Severance Agreement or any other severance and/or non-compete plan, program, policy, agreement or arrangement of any member of the Company Group. Executive otherwise acknowledges hereby the receipt of all wages and other compensation or benefits to which Executive is entitled as a result of Executive’s employment with Company through the Termination Date. In addition, the parties acknowledge that Section 3.4 of the Severance Agreement will continue to apply following the date of this Agreement.
3.Release of Claims. Executive, on behalf of himself and his spouse, personal representatives, administrators, minor children, heirs, assigns, wards, agents, any businesses he controls (except with respect to invoiced amounts then payable, or amounts invoiced within 30 days thereafter, to any such business as of the Effective Date of this Agreement (as described in Section 6 below)) and all other persons claiming by or through Executive, does hereby forever release and discharge Company, its parent, and their respective officers, directors, shareholders, agents, employees, affiliates, subsidiaries, divisions, predecessors, successors, and assigns (the “Released Parties”) from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Executive expressly acknowledges that the claims released by this Section 3 include all rights and claims relating to Executive’s employment with Company and the termination thereof, whether known or unknown, including without limitation any claims Executive may have under the Age Discrimination in Employment Act (ADEA), as amended by the Older Worker Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act (ERISA), the Worker Adjustment Retraining and Notification (WARN) Act, Ohio Revised Code Chapter 4112, Family and Medical Leave Act and any other federal, state, or local laws or regulations governing employment relationships. This release specifically and without limitation includes a release and waiver of any claims for employment discrimination, wrongful discharge, breach of contract, or promissory estoppel, and extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of the Released Parties occurring prior to the execution of this Agreement that relate to Executive’s employment by, or termination of employment with, the Company. The release contained herein does not apply to any claim or to rights or claims first arising after the date Executive signs this Agreement, to Executive’s right to require the payments provided for herein, nor does it apply to any claims for indemnification in accordance with the Company’s bylaws and procedures or otherwise, unemployment compensation, workers compensation benefits, or vested benefits under ERISA-covered arrangements.

    This release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the Severance Benefits any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
4.Protected Rights. Nothing in this Agreement (or in any other agreement, contract or arrangement with SMG, the Company, or its subsidiaries or affiliates, or in any policy, procedure or practice of such entities) (i) limits or restricts Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”, and collectively, “Government Agencies”) or cooperating with such Government Agency; (ii) limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to Company; or (iii) limits Executive’s right to receive an award for information provided to any Government Agencies. Executive nevertheless understands and agrees that because of the waiver and release, he freely provides by signing this Agreement, he cannot obtain any monetary relief or recovery from the Released Parties in any proceeding. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
5.Knowing and Voluntary Act. This Agreement was first provided to Executive on June 26, 2026. Executive has carefully read this Agreement and has had sufficient time (and at least 21 days) to consider this Agreement before signing it and delivering it to the Company. Executive hereby acknowledges and agrees that the release set forth above is a general release. Executive, having been encouraged to (and hereby is encouraged to in writing) and having had adequate opportunity to be advised by counsel, expressly waives all claims for damages which exist as of this date, but of which Executive does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known would materially affect Executive’s decision to enter into this Agreement. Executive further agrees that Executive accepts the Severance Benefits as a complete compromise of matters involving disputed issues of law and fact and assumes the risk that the facts and law may be other than Executive believes, and further acknowledges that Executive would not otherwise have been entitled to the Severance Benefits, or any portion thereof, but for Executive’s agreement to be bound by the terms of this Agreement. Executive further acknowledges and agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such differences in the facts or law, and that Executive provides this release voluntarily and of Executive’s own free will and with full knowledge and understanding of the terms hereof. No Released Party has provided any tax or legal advice regarding this Agreement and Executive has had the opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.
6.Revocation Period. Executive specifically acknowledges and understands that this Agreement is intended to release and discharge any claims of Executive under the Age Discrimination in Employment Act (ADEA), as amended by the Older Worker Benefit Protection Act (OWBPA). Under the OWBPA, Executive has 21 calendar days in which to consider this Agreement. However, pursuant to Section 21, below, Executive may sign this Agreement at any time up to and including 21 days after the Termination Date. Executive will have seven calendar days in which to revoke Executive’s acceptance after signing this Agreement. To revoke, Executive must deliver written notice of revocation to Company’s Human Resources Department at 14111 Scottslawn Rd; Marysville, Ohio 43041. This Agreement will not be effective or enforceable unless it is signed in accordance with Section 21 and is not revoked before the revocation period has expired. The Effective Date is the day after the last day of the revocation period following Executive’s execution of this Agreement.
7.Restrictive Covenants. Executive acknowledges and agrees that all of the provisions of that certain Employee Confidentiality, Noncompetition, Nonsolicitation

Agreement, dated December 12, 2013, by and between Executive and Company, attached as Exhibit A to the Severance Agreement (the “Employee Agreement”) and Sections 3.4 and 3.6 of the Severance Agreement shall continue to apply following the Termination Date and hereby expressly reaffirms his obligations thereunder. The Company acknowledges and agrees that the provision of Section 3.6 of the Severance Agreement shall continue to apply following the Termination Date and hereby expressly reaffirms its obligations thereunder.
8.Standstill. Executive agrees that neither he nor any person or entity acting under Executive’s direction or otherwise in concert with Executive will, prior to the date of SMG’s 2028 annual meeting of shareholders, directly or indirectly:
8.1solicit, seek, propose, effect, initiate, cause, offer or participate in (including, without limitation, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended), or make any statement or public announcement with respect to (including, for the avoidance of doubt, indirectly by means of communication with the press or media), (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company Group, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company Group, (iii) except as permitted by Section 8.5, any acquisition of any of the Company Group’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company Group’s loans, debt securities, equity securities or assets, (iv) any proposal to seek representation on the Board of Directors of SMG or the board of directors (or similar governing body) of any other member of the Company Group or otherwise seek to control or influence the management, Board of Directors (or similar governing body) or policies of the Company Group, or (v) any request or proposal to waive, terminate or amend the provisions of this Section 8;
8.2instigate, encourage or assist any one or more third parties (including, without limitation, forming a “group” or “acting in parallel” with any one or more third parties) to do, or enter into any discussions or agreements with any one or more third parties with respect to, any of the actions set forth in Section 8.1;
8.3take any action that could reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in Section 8.1;
8.4consent or agree to be listed as a nominee for election to SMG’s Board of Directors in any proxy statement or other proxy materials filed by any person, entity or group other than SMG; or
8.5acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of any member of the Company Group, or rights or options to acquire interests in any loans, debt securities, equity securities or assets of the Company Group, except solely to the extent provided for, and in accordance with the terms and conditions of, outstanding SMG equity awards held by Executive as of the date hereof.

The Company and the Executive each acknowledge that the Executive’s obligations under this Section 8 are personal to Executive and are not intended to, nor could they, bind any third parties, including the Hagedorn Partnership.
9.No Admission of Liability. Neither this Agreement, nor any term contained herein, may be construed as, or may be used as, an admission on the part of either Party of any fault, wrongdoing, or liability whatsoever.
10.Survivorship. Should Executive die or become totally disabled (as determined by the Board) following the Termination Date but before the payments due Executive under Section 2 above have been made, any remaining payments shall be made to Executive (or Executive’s designated beneficiary, as applicable).
11.Return of Property. Executive agrees to return, or that he has already returned, all Company property remaining in Executive’s possession or control, including without limitation any and all equipment, documents, credit cards, hardware, software, source code, data, keys or access cards, files, or records on or before the Termination Date.
12.Confidentiality. Executive acknowledges and agrees that his confidentiality, nondisclosure, noncompetition, and nonsolicitation obligations to Company under Section 2 and Section 5 of the Employee Agreement, or any other agreement, to the extent applicable, are not being modified hereby and will specifically survive the termination of Executive’s employment and this Agreement. To the extent required under Section 2 of the Employee Agreement, Executive expressly agrees to keep and maintain Company confidential information confidential, and not to use or disclose such information, directly or indirectly, without the prior written consent of Company or unless required by law. Executive agrees that the provisions of this paragraph are material terms of this Agreement.
13.Cooperation with Litigation. Executive will cooperate fully with Company in its defense of any lawsuit filed over matters that occurred during the tenure of Executive’s employment with Company, and Executive agrees to provide full and accurate information with respect to same. Executive further agrees not to assist any party in maintaining any lawsuit against any of the Released Parties including, without limitation, any pending or future litigation in which Executive, other Company personnel, or Company entities are named as parties, and will not provide any information to anyone concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of such subpoena or court order to reasonably allow Company an opportunity to object to same. The Company shall reimburse Executive for all reasonable expenses incurred in connection with such cooperation. This paragraph shall not apply in connection with any lawsuit with respect to which Executive is an adverse party to the Company. Nothing herein shall require Executive to provide any information that would be, in his reasonable and good faith judgment, to the detriment of Executive.
14.Cooperation with Governmental Investigations. Executive will cooperate fully with Company in any investigation, audit, or inquiry conducted by or on behalf of any federal, state, or local governmental agencies regarding the Company, including, but not limited to, providing truthful information to the Company and making himself available to the Company upon reasonable notice for purposes of being interviewed or otherwise providing assistance to the Company. To the extent permitted by law, Executive further agrees to notify the Company through the Director of Litigation, at 14111 Scottslawn Road, Marysville, Ohio 43041, should he be contacted by a governmental agency regarding a governmental investigation, audit or inquiry regarding the Company. In any such case, the Company agrees to indemnify and defend Executive in accordance with its Code of Regulations and Ohio corporate law. Nothing herein shall require Executive to provide any information that would be, in his reasonable and good faith judgment, to the detriment of Executive.
15.Choice of Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Ohio.
16.Execution in Parts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement.
17.No Waiver of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of any such term, covenant, or condition, nor shall any failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under this Agreement.
18.Modifications. No modification or amendment of this Agreement shall be effective unless the modification of amendment is in a writing duly executed by all the parties hereto.
19.Assignment. Company may assign, in whole or in part, its rights and obligations under this Agreement, and the rights of Company hereunder shall inure to the benefit of, and the obligations of Company hereunder shall be binding upon, its successors and assigns. Executive’s rights and obligations hereunder may not be assigned.
20.Entire Agreement. Except as otherwise set forth herein, this Agreement sets forth the entire agreement between Company and Executive and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter hereof.
21.Method of Acceptance. To accept, Executive must sign the Agreement. Once Executive has accepted the Agreement, Executive shall deliver a signed and dated copy hereof to The Scotts Company Attn: Human Resources Department / Compensation, 14111 Scottslawn Road, Marysville, Ohio 43041. This Agreement cannot be accepted until after the Termination Date and will not be effective if signed by Executive prior to the Termination Date. Executive has 21 days following the Termination Date to accept this Agreement. Executive’s failure to deliver Agreement in a timely manner will excuse Company from timely payment.

22.Code Section 409A Compliance. It is Company’s intent that amounts paid under this Agreement generally shall not constitute “deferred compensation” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the regulations promulgated thereunder, because the amounts paid under this Agreement are reformed in the manner necessary to achieve compliance with Code Section 409A. Accordingly, the “Termination Date” is the date that Executive incurred a “separation from service” under Code Section 409A, and thus all payments under this Agreement are being made upon Executive’s separation from service. In no event may Executive, directly or indirectly, designate the calendar year of a payment and where payment may occur in one year or the next, it shall be made in the second year. Each payment under this Agreement, including each payment of Cash Severance and each Non-Compete Payment, shall be treated as a separate identified payment for purposes of Code Section 409A.

    Executive is a specified employee (as defined in Treasury Regulation Section 1.409A-1(i)). Company and Executive agree that all payments under this Agreement that are scheduled to be paid within six months after Executive’s Termination Date qualify for an exception to Code Section 409A, and all other payments are made at a time and in a form that complies with Code Section 409A. Executive acknowledges that Company does not make any representations or is providing tax advice to Executive, and that Executive has had the opportunity to consult with his own tax and financial counsel with respect to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, EACH OF THE UNDERSIGNED, HAVING RECEIVED ALL THE ADVICE DEEMED NECESSARY, AND HAVING CAREFULLY READ AND UNDERSTOOD THIS AGREEMENT, DOES HEREBY SIGN AND ACCEPT THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

AGREED AND ACKNOWLEDGED:
EMPLOYEE:	THE SCOTTS COMPANY LLC
____/S/ JAMES HAGEDORN __ _ Signature	By: __ /S/ AMANDA RICO _________ Signature
___ James Hagedorn ______________ __ Printed Name	Amanda Rico Sr. VP, Chief Human Resources Officer Printed Name
__ June 26, 2026 _ ______________ Date

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